Exhibit (i)(5)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the use of our opinion of counsel regarding the Fidelity Advisor Mid Cap II Fund series of Fidelity Advisor Series II (the "Trust"), filed as part of this Post-Effective Amendment No. 73 and 75 to the Trust's Registration Statement on Form N-1A (File Nos. 033-06516 and 811-04707) and incorporated by reference to Exhibit (i) to Post-Effective Amendment Nos. 69 and 71 to the Registration Statement and regarding the Fidelity Advisor Strategic Income Fund series of the Trust, filed as part of this Post-Effective Amendment No. 73 and 75 to the Trust's Registration Statement on Form N-1A (File Nos. 033-06516 and 811-04707) and incorporated by reference to Exhibit (i) to Post-Effective Amendment Nos. 67 and 69 to the Registration Statement.

/s/ Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

February 24, 2005